SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and effective as of March 1, 2014.

BETWEEN:

GARRY HOFMANN, an individual, residing in the Hamlet of Wardlow, in the Province of Alberta (hereinafter called the “Vendor”),

     OF THE FIRST PART

AND

ALTA DISPOSAL LTD., a corporation, incorporated pursuant to the laws of the Province of Alberta (hereinafter called the “Purchaser”),

OF THE SECOND PART

AND

TERO OILFIELD SERVICES LTD., a corporation, incorporated pursuant to the laws of the Province of Alberta (hereinafter called the “Corporation”),

OF THE THIRD PART

RECITALS

A.	Whereas the Corporation operates a water well drilling and water disposal business located in central Alberta;

B.	And Whereas the Vendor owns 1,000,000 Class “A” Voting Common Shares of the Corporation which represents all of the issued and outstanding shares of the Corporation;

C.

And Whereas the Vendor wishes to sell and convey 500,000 of the issued Class “A” Voting Common Shares of the Corporation to the Purchaser and the Purchaser wishes to purchase such shares upon the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the Parties agree as follows:

 SECTION ONE
INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, including the recitals and any schedules hereto, the following words and phrases shall have the following meanings unless the context otherwise requires:

(a)

"Agreement" means this Share Purchase Agreement and includes any agreement amending this agreement or any agreement or instrument which is supplemental or ancillary thereof, and the expressions "above", "below", "herein", "hereto", "hereof" and similar expressions refer to this Agreement;

(b)

"Assets" means all of the Corporation’s right, title, estate and interest in and to its property and assets, real and personal, moveable and immoveable, tangible and intangible of whatsoever nature and kind and wherever situate, including but without limitation, all Lands and Leases, Inventory, accounts receivable, cash on hand, trucks, pickers, pumps, production assets and miscellaneous equipment as more particularly set forth and described in the Financial Statements and in Schedule A attached to this Agreement;

(c)

"Books and Records" means all books, records, files and papers of the Corporation, including computer programs (including source codes and software programs), computer manuals, computer data, financial and tax working papers, financial and tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchases records and correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel and employment records, minute and share certificate books, and all copies and recordings of the foregoing;

(d)

"Business" means the business currently carried on by the Corporation as a water well drilling, water disposal and service company as a going concern and the intangible goodwill associated therewith and any and all interests of whatsoever kind and nature related thereto;

(e)

"Business Permits" means all licenses, permits and similar rights and privileges that are required and necessary under applicable legislation, regulations, rules and orders for the Corporation to own its Assets and operate its Business or for the status and qualification of the Corporation to carry on its Business;

(f)	"Certificate" means a written certificate of a matter or matters of fact which, if required by a corporation, shall be made by a duly authorized officer of The Corporation under corporate seal;

(g)

"Closing", "Time of Closing" and similar terms means the transfer by Vendor to the Purchaser of the Purchased Shares and the payment by the Purchaser to the Vendor of the Purchase Price and the completion of all matters incidental hereto;

(h)	"Closing Date" March 3, 2014 or such other date as the Parties agree to in writing;

(i)	"Counsel" means any barrister, solicitor or attorney or a firm thereof retained by the Vendor or Purchaser as the case may be;

(j)

"Current Assets" means the assets of the Corporation, which would, in accordance with Canadian generally accepted accounting principles, be classified as current assets, but specifically excluding Inventory;

(k)	"Current Liabilities" means the liabilities of the Corporation, which would, in accordance with generally accepted accounting principles, be classified as current liabilities;

(l)

"Documents" means all contracts, agreements, documents, permits, licenses, certificates, plans, drawings, specifications, reports, compilations, analysis, studies, financial statements, budgets, market surveys, minute books, corporate records, corporate seals and any other documents or information of whatsoever nature relating to the Corporation or its Business and any all rights in relation thereto;

(m)	“Disposal Well” means the Class B Disposal Well owned and operated by the Vendor which is located on LSD 11-32-24-12-W4M;

(n)	"Effective Date" means 8:00 a.m. (Calgary, Alberta time), on the March 1, 2014;

(o)

"Financial Statements" means the review engagement financial statements of the Corporation for the fiscal year ended September 30, 2012 and the notice to reader Financial Statements of the Corporation for the fiscal year ended February 28, 2013, copies of which are attached as Schedule C hereto;

(p)

"Generally Accepted Accounting Principles" or "GAAP" means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years;

(q)

“Inventory” means all items the Corporation has previously included in its inventory calculation, including items for resale and items used on the job sites that require, by their nature, replacement from time to time including but not limited to drilling bits;

(r)	“Lands and Leases” means the lands and leases owned by the Vendor which are set out and described in Schedule A attached hereto.

(s)	"Lease Agreement" means the lease agreement for the Lands and Leases of the Corporation which agreement is more fully described in Schedule A attached;

(t)	"Lithium" means Lithium Exploration Group Inc., the sole shareholder of the Purchaser;

(u)	"Option Agreement” means the Option Agreement between the Vendor and the Purchaser dated effective as of March 1, 2014;

(v)	"Party" or "Parties" means a party or parties to this Agreement;

(w)	"Purchaser" means Alta Disposal Ltd.;

(x)	"Purchase Price" shall have the meaning ascribed thereto in Section 2.2 hereof;

(y)	"Purchased Shares" means 500,000 Class “A” Voting Common Share of the Corporation;

(z)

"Permits" means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from or required by a governmental authority;

(aa)	“Permitted Encumbrances” means the registered encumbrances on the title to the Lands and Leases which have been reviewed and accepted by the Purchaser;

(bb)	"Transaction" means the transaction contemplated by this Agreement;

(cc)	"Time of Closing" means 11:00 a.m., Calgary time, on the Closing Date when the Closing of the purchase and sale herein provided for shall be completed;

(dd)	"Vendor" means Garry Hofmann;

(ee)

"Working Capital" means the working capital of the Corporation which is calculated as the net book value of the capital assets of the Corporation determined pursuant to the Financial Statements of the Corporation for the fiscal year ended February 28, 2014, less the amount of $500,000 which is due and owing to Smith Group Holdings Ltd.

1.2	Schedules

Appended hereto are the following schedules, which are incorporated into this Agreement by reference and are deemed to be a part hereof:

Schedule A	Assets of the Corporation
Schedule B	Assets to be Removed by the Vendor Prior to Closing
Schedule C	The Corporation’s Financial Statements
Schedule D	Liabilities
Schedule E	The Corporation’s Personnel List
Schedule F	The Corporation’s Bank Accounts

1.3	Schedule References

Wherever any provision of any schedule to this Agreement conflicts with any provision in the body of this Agreement, the provisions of the body of this Agreement shall prevail. References herein to a schedule shall mean a reference to a schedule to this Agreement. References in any schedule to this Agreement shall mean a reference to this Agreement. References in any schedule to another schedule shall mean a reference to a schedule to this Agreement.

1.4	Canadian Dollars

All dollar amounts referred to in this Agreement are in Canadian funds, unless otherwise indicated herein. All payments contemplated herein shall be by certified cheque or bank draft issued by a Canadian chartered bank or such other transfer of immediately available funds as may be acceptable to the Vendor.

1.5	Extended Meanings

In this Agreement, words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders; and references to any statute shall extend to and include orders-in-council or regulations passed under and pursuant thereto, of any amendment or re-enactment of such statute, orders-in-council or regulations, or any statute, order-in-council or regulations substantially in replacement thereof.

1.6	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, including but without limitation the Letters of Intent between the Corporation, Lithium and Alta dated August 20, 2013, November 22, 2013 and January 30, 2014. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

1.7	Headings

Section headings are not to be considered part of this Agreement and are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

1.8	Successors and Assigns

All of the terms and provisions in this Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

SECTION TWO
PURCHASE OF SHARES

2.1	Purchase of Securities

Subject to the terms and conditions of this Agreement, the Vendor hereby sells to the Purchaser and the Purchaser hereby purchases from the Vendor on the Closing Date, with effect on the Effective Date, the Purchased Shares for the Purchase Price as set forth and described in Section 2.2 hereof. The Purchased Shares shall constitute 50% of the issued and outstanding voting common shares in the capital of the Corporation, free and clear of all liens and encumbrances, except for permitted encumbrances.

2.2	Assets to be Removed Prior to Closing

Subject to the terms and conditions of this Agreement, the Parties agree that the Vendor shall be entitled and shall convey and transfer those assets set forth and described in Schedule B attached out of the Corporation to the Vendor or parties designated by him immediately prior to Closing. On February 22, 2014, the Corporation declared a dividend in the amount of $307,104, payable to the Vendor by way of a promissory note assigned by the Corporation to the Vendor.

2.3	Adjustments

The following adjustments shall have been made effective as of February 28, 2014, prior to the Closing of the transaction contemplated by Agreement:

(a)

If the retained earnings of the Corporation as determined pursuant to the Financial Statements of the Corporation for the fiscal year ended February 28, 2014 are greater than the Working Capital, then a dividend shall be declared to the Vendor for the difference between those amounts; and

(b)

If the retained earnings of the Corporation as described above are less that the Working Capital, then the Vendor shall owe and be required to pay within 30 days, the amount that is the difference between the amounts to the Corporation.

2.4	Purchase Price

Subject to the terms and conditions of this Agreement, the Purchase Price to be paid by the Purchaser to the Vendor for the Purchased Shares shall be an aggregate of $1,000,000 (Cdn.). The Parties acknowledge that Lithium on behalf of the Purchaser previously paid to the Vendor a non-refundable deposit of $50,000 which will be credited against the Purchase Price.

2.5	Payment of the Purchase Price

The Purchaser shall pay and satisfy the Purchase Price by payment of cash in the sum of $950,000 CDN on the Closing Date by certified cheque or bank draft.

2.6	Option Agreement

At the Closing, the Vendor shall provide and deliver to the Purchaser an Option Agreement satisfactory to both Parties which shall entitle the Purchaser to purchase up to an additional 25% of the issued Voting Common Shares of the Corporation from the Vendor exercisable at a price of $500,000 for a period of one year from the Closing Date.

2.7	Limited Liability

The Purchaser does not agree to accept or assume, and shall not by this Agreement be deemed to have accepted or assumed, any obligation or responsibility for the payment of any debt, obligation, liability, claim or demand absolute or contingent, of whatsoever nature of or against the Vendor, except for payment of the Purchase Price and except as otherwise specifically set forth herein.

2.8	Delivery of Shares

Subject to the fulfilment of all of the terms and conditions hereof (unless waived as herein provided), at the Time of Closing, the Vendor shall deliver (or make arrangements to deliver) to the Purchaser all share certificates representing the Purchased Shares duly endorsed for transfer to the Purchaser, together with such other documentation as contemplated in Section 5.1 hereof.

2.9	Effective Date of Transfer

For accounting, title and tax purposes, the transfer and assignment of the Purchased Shares from the Vendor to the Purchaser shall be effective as of the Effective Date.

SECTION THREE
REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND THE CORPORATION

3.1	Representations and Warranties of the Vendor and the Corporation

To induce the Purchaser to enter into this Agreement and complete the transactions contemplated hereby the Vendor and the Corporation, jointly and severally, represent and warrant to and in favour of the Purchaser now as provided in this Section Three in respect of the Corporation and the Purchased Shares as follows.

3.2	Purchased Shares

(a)

The Vendor has or will have on the Closing Date good, marketable, beneficial and/or recorded title to the Purchased Shares, and such Purchased Shares are free of all mortgages, charges, liens, pledges, claims, security interests and agreements and other encumbrances of whatsoever nature and no person, firm or corporation has any agreement or option or right capable of becoming an agreement or option for the purchase from the Vendor of any of the Purchased Shares except as provided herein, and the Vendor has good right, full power and absolute authority to sell and assign the Purchased Shares to the Purchaser for the purpose and in the manner as provided in this Agreement. The Shares are not subject to any shareholder, pooling, escrow or similar agreements.

(b)

No consents of, filings with or approval of any governmental or regulatory body or authority is required by the Vendor for the Vendor's sale and transfer of the Purchased Shares to the Purchaser, other than those presently held or obtained by the Vendor which are in full force and effect.

(c)	The Vendor is not obligated to obtain the written consent of any person to the Transaction.

3.3	Due Incorporation and Capitalization

(a)	The Corporation has been duly incorporated and organized under the laws of the Province of Alberta and is in good standing with respect to filing of annual returns required in the Province of Alberta.

(b)

As at the date hereof, the authorized share capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares, and 1,000,000 Class “A” Common Shares are issued and outstanding as fully paid and non-assessable shares.

(c)

On the Closing Date, there are not and will not be, any outstanding subscriptions, options, stock options, rights, warrants or other agreements or commitments obligating the Corporation to sell or issue any additional shares or securities of any class of the Corporation or any securities convertible into any shares of any class of the Corporation.

3.4	Subsidiaries and Securities

The Corporation has no subsidiary corporations and owns no shares or securities of any other entity and there are no agreements of any nature to acquire any subsidiary or business or to acquire howsoever any other business.

3.5	Dividends

The Corporation has not paid, declared or authorized any distribution on or in respect of any of its shares by way of dividend, redemption, purchase, return of capital or otherwise other than as disclosed in the Financial Statements attached hereto as Schedule C or as permitted in this Agreement.

3.6	Business

(a)	The Business of the Corporation has been and will continue to be until the Closing Date carried on in the ordinary and normal course subject to the terms hereof.

(b)	The Corporation has the corporate power to own its Assets and to carry on the Business presently carried on by it.

(c)

The Corporation is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Business conducted by it or the property owned or leased by it makes such qualification necessary, which includes the Province of Alberta. No such jurisdiction is outside of Canada.

(d)

The Corporation is not a party to any current lease or agreement in the nature of a lease in regard to real or personal property whether as lessor or as lessee, except for the Lease Agreement, attached as Schedule A.

(e)	The Corporation holds all Business Permits necessary to operate the Business and the present status of the Corporation does not violate the terms of such Business Permits.

(f)	The Corporation is not in breach of any provision, nor has it received current notice and is not otherwise aware of, any existing default under any Document, to which the Corporation is a party.

(g)

Each contract to which the Corporation is a party to are in full force and effect in accordance with the terms thereof and, to the best of the Corporation's and Vendor's knowledge, information and belief, the Corporation is not in default under any contract related to the Corporation, there is no outstanding notice of cancellation or termination in connection therewith, nor, to the best of the Corporation's and Vendor's knowledge, information and belief does there exist any event or circumstance which through the passage of time or which as a result of a notice by a third party would become a default by the Corporation under any contract relating to the Corporation, except as disclosed in the Financial Statements.

(h)	To the best of the Corporation’s and the Vendor’s knowledge, information and belief:

(i)

the Business of the Corporation as currently conducted does not violate any applicable law or regulation relating to air, water, or noise pollution, or the production, storage, labelling or disposition of wastes or hazardous or toxic substances and the Corporation is in compliance with all applicable regulatory and environmental legislation governing the Business;

(ii) The Corporation has obtained all required approvals and permits under any such applicable laws or regulations;

(iii)

neither the Corporation nor any person acting for or on behalf of the Corporation or with the Corporation's permission has placed, stored, buried, dumped or disposed of any chemicals produced by, or resulting from, any business, commercial or industrial activities, operations or processes on, beneath, or about any of the properties owned or leased for such purpose by the Corporation, except for inventories of such chemicals to be used, and wastes generated therefrom, in the Business (which inventories and wastes, if any, were stored or disposed of in accordance with applicable laws and regulations and in a manner such that there was no release of any such chemicals into the environment which could cause the incurrence of material clean-up or other response costs under applicable laws or regulations);

(iv)

The Corporation has not received any notice from Alberta Environment or any governmental agency or private or public entity advising the Corporation that it is responsible for or potentially responsible for response costs with respect to a release, a threatened release or clean-up of chemicals produced by, or resulting from any business, commercial or industrial activities, operations or processes;

(v)

to the best of the Corporation 's and the Vendor’s knowledge, information and belief, no properties of the Corporation have been used as a site for storage, treatment or disposal of hazardous waste, except the property that is the subject of the Lease Agreement;

(vi)

to the best of the Corporation’s and the Vendor’s knowledge, information and belief, no pollutants or other toxic or hazardous substances (including any solid, liquid, gaseous or thermal irritant or contaminant) are present in any form on, or have been discharged, dispersed, released, stored, treated, generated, disposed or allowed to escape on any properties of The Corporation since its incorporation or, insofar as the Corporation and Vendor are aware, in the adjoining property, which could result in any obligation, order or liability under any applicable federal, provincial, municipal or other law, regulation or requirement;

(vii)

to the best of the Corporation 's and the Vendor's knowledge, information and belief, no underground storage tanks are located on any properties of the Corporation, or were located on any properties of the Corporation and subsequently removed or filled, except the property that is the subject of the Lease Agreement; and

(viii)

the Corporation is not subject to any control orders, stop orders or request for compliance by any governmental authority or any other applicable federal, provincial, municipal or other law, regulation or requirement.

(i)	The Assets owned or leased by the Corporation are adequate for the conduct of its Business as usually conducted in accordance with good industry practices.

(j)

Schedule A is a true list of the Assets including some of the items of machinery, equipment, furniture, motor vehicles, rolling stock, heavy duty equipment, and other personal property owned or leased by the Corporation (including those in possession of third parties) which had a book value in the accounting records of the Corporation determined in accordance with generally accepted accounting principles, at the date of the Corporation's most recently completed Financial Statements and also includes the Lands and Leases and the Lease Agreement.

(k)

The Corporation is not a party to any contract or commitment that would limit the freedom of the Corporation to compete in any line of business or with any person or in any geographical area or otherwise to conduct its Business as currently conducted and as proposed to be conducted. To the best of the Corporation and the Vendor’s knowledge, information and belief, there exists no facts or circumstances which could materially and adversely affect the ability of the Corporation to continue its Business substantially as presently conducted following the completion of the transaction contemplated by this Agreement.

(l)

All accounts receivable are bona fide and good and have been incurred in the ordinary course. The accounts receivable, subject to an allowance for doubtful accounts, are collectible at their full face value in the ordinary course without set-off or counterclaim.

3.7	Severance Payments

There are no amounts to be paid to officers, directors, employees, consultants or shareholders of the Corporation at or after Closing or pursuant to this Agreement or any ancillary document thereto for severance or termination of employment.

3.8	Capital Expenditures

Except as disclosed in the Financial Statements or disclosed to the Purchaser in writing, no capital expenditures have been made or authorized or are required to be paid by The Corporation.

3.9	Employees, Officers, Directors, Managers, Consultants

As of the date of this Agreement, the Corporation has approximately 5 employees, officers, directors, managers or consultants all of which are described in Schedule E attached hereto.

3.10	Benefit Plans

The Corporation is not a party to any bonus, pension, profit sharing, deferred compensation, retirement, hospitalization insurance, medical insurance or similar plan or practice, formal and informal, in effect with respect to any employees or others and no bonuses of any type, cash or otherwise, are payable to any director, officer, employee, consultant, or shareholder of the Corporation on the Effective Date.

3.11	Employment Contracts

(a)

The Corporation is not a party to any written contracts of employment, service agreements, management agreements, collective bargaining agreements, labour agreements or employee association agreements; and the Corporation is not now conducting any negotiations with any labour union or employee association with respect to employees of the Corporation and the Corporation does not have any agreements or understandings relative to any increase in salary, compensation, or term of service to any employees or contractors.

(b)

The Corporation is not a party to any written management contract or employment agreement, including, but without limitation, any written contract which provides for the payment of severance in lieu of notice upon termination thereof.

(c)

To the knowledge of the Vendor, no claims exist or are threatened against The Corporation in respect of worker's compensation legislation, any applicable labour or employment legislation, health and safety or human right's legislation or pursuant to either the Unemployment Insurance Act, Canada, or the Canada Pension Plan Act, Canada.

	(d)	The Corporation has no employees on short or long term disability or who have been absent from work for more than three consecutive months.

(e)

All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected and accrued in the books and records of the Corporation.

3.12	Litigation

(a)

There are no judgments unsatisfied against the Corporation or any consent decrees or injunctions to which the Corporation or the Vendor are subject or bound and there are no actions, suits or proceedings (whether or not purportedly on behalf of the Corporation) pending or, to the best of the Corporation’s or the Vendor's, information and belief, threatened against or affecting the Corporation at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which action, suit or proceeding involves the possibility of any judgment against or liability of the Corporation. the Corporation or the Vendor are not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

(b)

The Corporation or the Vendor are not subject to any judgement, order, writ, injunction or decree of any court or government body which would prevent the carrying out of this Agreement or consummation of the transactions herein contemplated.

3.13	Financial Statements

(a)

The Corporation’s Financial Statements for the fiscal years ended September 30, 2012 and February 28, 2013 have been prepared in accordance with GAAP and truly and fairly present the assets and liabilities of the Corporation and its financial position as at the dates thereof and the results of its operations for the fiscal periods reported on, and, in particular, without limiting the generality of the foregoing, include all liabilities or obligations of any nature, whether accrued, contingent or otherwise, and whether due or to become due as at the dates of those statements. Since the dates thereof, other than what has been disclosed to the Purchaser, there has not been any material adverse change in the financial position of the Corporation, computed on a basis consistent with that used in the preparation of the balance sheet included in such Financial Statements.

	(b)	All accounts receivable, book debts and other debts disclosed by the Vendor to the Purchaser as due or accruing due, are good and collectable.

(c)

To the best of the Vendor's knowledge, information and belief, there are no liabilities for income taxes under the Income Tax Act, Canada or under similar legislation of any other jurisdiction or for other taxes due or to become due for any period prior to the date of the Financial Statements.

3.14	No Change in and Title to Assets

	(a)	There has been no change in the legal and beneficial ownership of the Assets of the Corporation except in the ordinary course of business.

(b)

To the best of the Corporation's or the Vendor's knowledge, information and belief, on the Closing Date, the Corporation has or will have good, marketable and beneficial title and ownership to all of its Assets, free of all liens, mortgages, charges, pledges or encumbrances of whatsoever nature and as may be registered by the Vendor pursuant to this Agreement and by the Purchaser’s lenders.

3.15	Records and Data

(a)

The Vendor shall cause the Corporation to make available, and by the Time of Closing will have made available, to the Purchaser or Purchaser’s representative for inspection, all Documents which the Purchaser shall reasonably require and which to the knowledge of the Vendor are in the possession and control of the Corporation and the Vendor or the Corporation pertaining to or affecting the Corporation or the Assets of the Corporation and the title of the Corporation thereto, and the Vendor nor the Corporation will knowingly not make available any Documents or information reasonably required to make not misleading the Documents and information so made available to the Purchaser.

(b)

All information, records and data furnished to the Purchaser, their representatives and counsel pursuant to Sections 5.1 (c), 5.1 (d) and 8.1 hereof, is, to the best of the Corporation's and the Vendor's knowledge, information and belief, accurate in all material respects.

(c)

The financial books and records of the Corporation fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of the Corporation as at the date thereof and all material financial transactions have been accurately recorded in such books and records.

3.16	Indebtedness and Guarantees

(a)

The Corporation is not a party to any agreement of guarantee, indemnification or assumption of the obligations of a third party, or other like commitment, contingent or otherwise, including endorsements or other contingent liabilities, except as reflected in the Financial Statements.

(b)

The Corporation does not have outstanding any bonds, debentures, mortgages, promissory notes or other evidence of indebtedness and the Corporation is not bound under any agreement to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness, except as reflected in the Financial Statements.

3.17	Bank Accounts and Powers of Attorney

At the Time of Closing the Corporation shall have no bank accounts, term deposits or safety deposit boxes, nor shall any person, firm or corporation hold any general or specific power of attorney from the Corporation regarding same, with the exception of those described in Schedule F. Schedule F is a true, accurate and complete list of the bank accounts and safety deposit boxes of the Corporation and of persons holding general or special powers of attorney from the Corporation and sets out the name of each bank, trust company or similar institution in which the Corporation has accounts or safety deposit boxes, the number or designation of each such account and safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

3.18	Taxes

(a)

The Corporation has paid all taxes eligible from it or for the collection of which it is responsible under the laws of Canada or any other jurisdiction, in the case of taxes on income, in respect of all fiscal years ended on or prior to September 30, 2012 and February 28, 2013, and, in the case of all other taxes, in respect of all periods ended prior to the Effective Date, for which such taxes were due and payable prior to the Effective Date.

(b)

To the best of the Corporation's and the Vendor’s knowledge, information and belief, there are no taxes, assessments, re-assessments, or levies of whatsoever nature which the Corporation is required or will or could be required by law to withhold, collect or pay and for which the Purchaser could become liable, including but without limitation, unemployment insurance, pension plan payments, non-resident withholding tax or similar assessments.

(c)

As at the Closing Date, all taxes, assessments, levies and source deductions which the Corporation is required by law to withhold or to collect, including unemployment insurance and pension plan payments and non-resident withholding tax have been duly withheld or collected, and have been paid over to the proper governmental authorities, or held by the Corporation or on behalf of the Corporation and such withholdings and collections and all other payments due in connection therewith are duly reflected in the Financial Statements to the date as of which they were prepared and since that date will be duly entered in the accounts of the Corporation.

3.19	Tax Returns

(a)

As of the Effective Date, the Corporation has or will have duly and timely filed all tax returns required to be filed by it, has paid all taxes shown to be due and payable on such returns, and has paid all assessments and re-assessments, and all other taxes, governmental charges, penalties, interest and fines due and payable by it on or before the date hereof and which are claimed by any governmental authority to be due and owing and adequate provision has been made on the books of the Corporation for taxes payable for the current period for which tax returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any tax returns by, or payment of any tax, governmental charge or deficiency against the Corporation, and, to the best of the Corporation's and Vendor's knowledge, information and belief, there are no actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation with respect to taxes, governmental charges or assessments, or any other matters under discussion with any governmental authority, relating to taxes, governmental charges or assessments asserted by any such authority and the Corporation has withheld from payments made to any of its respective officers, directors, former directors and employees, creditors and shareholders, the amount of all taxes, including but not limited to income tax, and other deductions required to be withheld therefrom and have paid the same to the proper tax or other receiving offices within the time required under any applicable tax legislation.

(b)

On or before the Effective Date, all returns of the Corporation for capital, excise, manufacturing, sales or use tax required to be filed by the Corporation before the Effective Date shall be fully prepared and filed before the Effective Date and all such taxes of every kind and description due or payable against or payable by the Corporation prior to the Effective Date in respect of the Corporation shall have been paid in full on or before the Effective Date.

(c)

Since February 28, 2013, the Corporation has not made any tax elections, entered into any tax agreements, filed any tax consents, or entered into any agreements with any federal, provincial, local or other tax authorities with respect to the Corporation or the securities, Assets or revenues of the Corporation.

3.20	Regulatory Matters

(a)

The Corporation has not received notice of any defaults under any of the provisions of the Securities Act (Alberta) or any other applicable securities legislation in Canada or the United States of America.

	(b)	The Corporation is not a "reporting issuer" as defined by the Securities Act (Alberta) in any province in Canada.

3.21	Execution and Delivery of Agreement

(a)

The execution and delivery of this Agreement by the Vendor and the consummation of the transactions contemplated thereby do not constitute a breach or a default under the terms of the articles, bylaws or other constating documents of the Corporation, nor under any agreement to which the Vendor or the Corporation are a party or by which any of them is bound.

(b)

This Agreement has been duly executed and delivered by the Vendor or its duly appointed power of attorney and representative and the Corporation and all documents required hereunder to be executed and delivered by the Vendor and the Corporation shall have been duly executed and delivered by the Vendor and this Agreement does and such documents and instruments shall, constitute legal, valid and binding obligations of the Vendor and the Corporation enforceable in accordance with their respective terms.

3.22	Residency of Vendor

The Vendor is a resident of Canada within the meaning of the Income Tax Act, Canada.

3.23	Broker's Fees

The Vendor has not incurred any obligation or liability, contingent or otherwise for broker's or finder's fees in respect of the transaction herein provided for which the Purchaser shall have any obligation and liability to pay.

3.24	Insurance

The Corporation has in place all appropriate insurance policies necessary to operate the Business.

3.25	Bankruptcy and Insolvency Matters

(a)

No action or proceeding has been commenced or filed by or against the Corporation or which seeks or may lead to receivership or the Corporation the adjustment, compromise or composition of claims against them or the appointment of a trustee, receiver, liquidator, custodian, or other similar officer for the Corporation or any portion of their assets. No such action or proceeding has been authorized or is being considered by or on the Corporation and no creditor or equity security holder the Corporation has threatened to commence or advise that it may commence, any such action or proceeding.

(b)

To the best of the Corporation's and the Vendor’s knowledge, information and belief, the Corporation has not made nor is it presently considering making an assignment for the benefit of its creditors, and has not requested nor is it currently considering requesting a meeting of its creditors to seek a reduction, compromise, composition, or other accommodation with respect to its indebtedness.

	(c)	The Vendor has not entered into this Agreement with actual intent to hinder, delay or defraud present or future creditors of the Vendor.

3.26	Environmental Matters

(a)

The Corporation has been and is in compliance with all applicable laws, including orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency (the "Environmental Laws") relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any deleterious substances or good, hazardous, corrosive or toxic substances or materials, special wastes, wastes or any other substances, the storage, disposal, discharge, treatment, remediation or release into the environment of which is prohibited, controlled or regulated ("Hazardous Substances").

(b)

The Corporation has obtained all Permits under Environmental Laws (the "Environmental Permits") required for the operation of the Business. Each Environmental Permit is valid, subsisting and in good standing and the Corporation is not in default or breach of any Environmental Permit and no proceeding is, to the knowledge of the Corporation and the Vendor's, pending or threatened, to revoke or limit any Environmental Permit.

(c)

The Corporation has not used or permitted to be used, except in compliance with all Environmental Laws, any of the Assets or facilities or any property or facility that it has at any time owned, occupied, managed, or controlled or in which it has at any time had a legal or beneficial interest to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

(d)

The Corporation has never received any notice of, nor been prosecuted for an offence alleging non-compliance with any Environmental Laws, and neither the Vendor nor the Corporation has settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Business or any of the Assets, nor has the Corporation received notice of any of such orders or directions.

(e)

To the knowledge of the Corporation and the Vendor, there are no pending or proposed changes to Environmental Laws that would render illegal or restrict or make more costly the drilling services provided by the Corporation.

(f)

The Corporation has not caused or permitted, and the Vendor does not have any knowledge of, the release, in any manner whatsoever, of any Hazardous Substance on or from any of the Assets or any property or facility that the Corporation previously owned or leased, except in accordance with Environmental Laws, or any such release on or from a facility owned or operated by third parties but with respect to which the Corporation is or may reasonably be alleged to have liability. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Corporation or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental Laws.

(g)

The Corporation has not received any notice that it is potentially responsible for any clean-up or corrective action under any Environmental Laws at any site. The Corporation has not received any request for information in connection with any federal, provincial, municipal or local inquiries as to disposal sites.

(h)

True, accurate and complete copies of all documents, including any certificates or reports, issued, filed or registered, pursuant to applicable contaminated sites legislation with respect to the Business or the Assets have been provided to the Purchaser.

(i)

The Corporation has not conducted any environmental audits, evaluations, assessments, studies or tests relating to the Corporation or to any facility or property which the Corporation has at any time owned, occupied, leased, managed or controlled or in which it has at any time had a legal or beneficial interest.

3.27	Representations and Warranties Surviving Closing Date

(a)

The covenants, representations and warranties of the Corporation and the Vendor contained in Section Three hereof and elsewhere in this Agreement, and in any certificate or other material delivered under this Agreement are accurate and complete, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

(b)

The covenants, representations and warranties of the Corporation and the Vendor contained in Section Three hereof and elsewhere in this Agreement, shall either be set forth in or, if not, shall be deemed to apply to all assignments, transfers, conveyances or other documents conveying the Purchased Shares hereunder, and there shall not be any merger of any covenant, representation or warranty in such assignments, transfers, conveyances or documents, any rule or law, in equity or in statute to the contrary notwithstanding.

(c)

Any claims against the Corporation or the Vendor by the Purchaser pursuant to the terms hereof shall not be enforceable against the Vendor unless notice thereof shall have been given in writing to the Corporation and the Vendor within two (2) years from the Closing Date.

(d)

The representations and warranties set out in Section 3 relating to tax matters (and the corresponding tax representations and warranties set out in the closing certificates executed by the Vendor) shall survive Closing and continue in full force and effect until, but not beyond, the 180th day following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for taxes under applicable tax legislation in respect of any taxation year to which those representations and warranties extend could be issued under that tax legislation to the Corporation, provided the Corporation did not file any waiver or other document extending that period.

SECTION FOUR
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1	Representations and Warranties

To induce the Vendor to enter into this Agreement and complete the transactions contemplated thereby, the Purchaser represents and warrants to and in favour of the Vendor now as provided in this Section Four.

4.2	Execution and Delivery of Agreement

(a)

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby do not constitute a breach of a default under the terms of the articles, by-laws or other constating documents of the Purchaser, nor under any agreement to which the Purchaser is a party or by which it is bound.

(b)

This Agreement has been duly executed and delivered by the Purchaser or its duly appointed power of attorney and representative, and all documents required hereunder to be executed and delivered by the Purchaser shall have been duly executed and delivered by the Purchaser, and this Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of the Purchaser and is enforceable in accordance with their respective terms.

4.3	Organization and Authority

The Purchaser has been duly incorporated and organized under the laws of the Province of Alberta and is in good standing with respect to filing of annual returns required in the Province of Alberta. The Purchaser has good right, full power and absolute authority to purchase the Purchased Share on the terms described herein and in the manner contemplated by this Agreement. Further, the Purchaser has good right, full power, and absolute authority to execute the Debenture and all security associated therewith.

4.4	Income Tax

The Purchaser is a resident of Canada within the meaning of the Income Tax Act.

4.5	Investment Canada Act

The Purchaser is not a "non-Canadian" within the meaning of the Investment Canada Act.

4.6	Consents

	(a)	No consents of, filings with or approval of any governmental or regulatory body or authority is required by the Purchaser to purchase the Purchased Shares from the Vendor.

(b)

The Purchaser is not obligated to obtain the written consent of any person to the transaction contemplated by this Agreement, other than those persons from whom consent has, or prior to the Time of Closing, will be obtained.

4.7	Broker's Fees

The Purchaser has not incurred any obligation or liability, contingent or otherwise for broker's or finder's fees in respect to the transaction herein provided for which the Vendor shall be obligated to pay.

4.8	Regulatory Matters

(a)

The Purchaser has not received notice of any defaults under any of the provisions of the Securities Act (Alberta) or any other applicable securities legislation in Canada or the United States of America.

(b)

The Purchaser is not a "reporting issuer" as defined by the Securities Act (Alberta) in any Canadian jurisdiction or foreign jurisdiction and its common shares are not listed or posted for trading on any stock exchange or trading platform.

4.9	Representations and Warranties Surviving Closing Date

(a)

The covenants, representations and warranties of the Purchaser contained in Section Four hereof and elsewhere in this Agreement, and in certificate or other material delivered under this Agreement are accurate and complete, do not contain any untrue statement of any material facts or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein and therein misleading.

(b)

Any claims against the Purchaser by the Vendor pursuant to the terms hereof shall not be enforceable against the Purchaser unless notice thereof shall have been given in writing to the Purchaser within two (2) years from the Closing Date.

(c)

Each and every right, remedy and power granted to the Vendor hereunder pursuant to Section Four or under any documents or instruments delivered pursuant to the terms and conditions hereof, shall be cumulative and shall be in addition to any other right, remedy or power herein or therein specifically granted or hereinafter existing in equity at law, by virtue or statue or otherwise and every such right, remedy and power may be exercised by the Vendor from time to time concurrently or independently and as often and in such order as the Purchaser may deem expedient.

(d)

Notwithstanding Section 4.9 (c), a claim for any breach of any of the representations and warranties contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by applicable law.

SECTION FIVE
COMPLETION OF PURCHASE

5.1	Purchaser’s Conditions

The obligation of the Purchaser to complete the purchase of the Purchased Shares contemplated herein, is subject to the fulfilment of each of the following conditions precedent, unless waived in writing by the Purchaser.

(a)

The Corporation's and Vendor's Representations, Warranties and Covenants. At the Time of Closing, the Corporation and the Vendor shall have executed, delivered and performed all agreements and documents on their part to be performed hereunder; all representations and warranties contained in Section Three shall be true at the Time of Closing, except where a different date is otherwise specified therein, and in such case, at the date specified, with the same effect as if made on and as of such date and The Corporation and the Vendor shall deliver a Certificate executed as of the Time of Closing certifying that all representations and warranties of the Corporation and the Vendor as contained herein are true and correct as of such date, except where a different date is otherwise specified therein, and in such case, at the date specified.

(b)

No Material Change. Except for the removal of certain assets from the Corporation prior to Closing and the payment of the dividend to the Vendor at Closing pursuant to Sections 2.2 and 2.3, at the Time of Closing, there shall not have been any material adverse change in the condition (financial or otherwise) of the Assets, liabilities, capitalization or Business of the Corporation from that as set forth in the Financial Statements.

(c)

Inspection of Financial Books and Records. Until and including the Time of Closing, the Vendor shall cause the Corporation to make available to the representatives of the Purchaser all material books, accounts, records and other financial and accounting data of the Corporation (including all available audited and unaudited financial statements) in order to enable such representatives to make an examination of the same and shall cause the accountants of the Corporation to give all such material information concerning the affairs of same to such representatives as such representatives may reasonably request.

(d)

Inspection of Non-Financial Books and Records. The Vendor shall have caused the Corporation to make available to Counsel for the Purchaser all Documents, minute books and other corporate records and all documents of title and related records and other material data of the Corporation in order to enable such Counsel to make an examination of the same.

(e)

Approvals. At the Time of Closing, there shall have been obtained the written consents or approvals, in form and substance satisfactory to the Purchaser, acting reasonably, of any governmental or regulatory agency or person whose consent to the transactions contemplated hereby is required, including, but without limitation the approval by the board of directors of the Corporation.

(f)

No Litigation. At the Time of Closing, no litigation or proceeding shall be pending or threatened to restrain, set aside or invalidate the transactions contemplated by, or to obtain substantial damages in respect of, this Agreement or the Vendor's ownership of the Purchased Shares or operation of the Business of the Corporation.

(g)

Corporate Proceedings. At the Time of Closing, all necessary steps and corporate proceedings, as approved by Counsel for the Purchaser, shall have been taken to permit the Purchased Shares to be duly and regularly transferred to the Purchaser.

(h)

Tax Matters. Until and including the Effective Date, the Vendor shall cause the Corporation to file duly and timely all tax returns required to be filed by it and to promptly pay all taxes and assessments due and owing; not to permit the Corporation to enter into an agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or the payment or assessment of any tax, governmental charge or deficiency.

(i)

Closing Documents. The Corporation shall have executed and delivered to the Purchaser all documents as the Purchaser or the Purchaser’s Counsel may reasonably request for the purposes of effecting the transfer and delivery of the Purchased Shares in accordance with the terms of this Agreement, including the following:

(i)

Certificate representing the Purchased Shares, accompanied by stock transfer powers duly executed in blank or duly executed instruments of transfer, and all such other assurances, consents and other documents as the Purchaser may reasonably request to effectively transfer to the Purchaser title to the Purchased Shares free and clear of all encumbrances;

	(ii)	Original share registers, share transfer ledgers, minute books and corporate seals (if any) of the Corporation;

	(iii)	All other Books and Records;

(iv)

A certified copy of a resolution of the board of directors of the Corporation consenting to the transfer of the Purchased Shares from the Vendor to the Purchaser as contemplated by this Agreement and authorizing the execution, delivery and performance of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Corporation;

	(v)	Consent of two directors appointed by the Purchaser to the board of directors of the Corporation;

	(vi)	A certificate of status or its equivalent of the Corporation under the laws of the jurisdiction of its incorporation; and

	(vii)	A certificate of incumbency of the Corporation ..

(j)

Delivery of Documents. The Corporation shall deliver to the Purchaser, or make arrangements satisfactory to the Purchaser, to deliver, in organized form all Documents relating to the Corporation as are in the possession of the Corporation at the Closing Date.

(l)	Due Diligence. Completion by the Purchaser of satisfactory due diligence on the Corporation and its Assets.

(m)

Financing. The Purchaser shall have secured the necessary financing to satisfy the cash requirements of the Purchase Price referred to in Section 2.4 herein, on terms and conditions satisfactory to the Purchaser.

(n)	Financial Statements. The review to the sole satisfaction of the Purchaser of the Financial Statements of the Corporation.

If any such conditions shall not be fulfilled or waived in writing by the Purchaser at or prior to the Time of Closing, the Purchaser may rescind this Agreement by written notice to the Vendor and, in such event, the Purchaser and the Vendor shall be released from all obligations hereunder. Notwithstanding the foregoing, the Purchaser acknowledges that the $50,000 deposit is non-refundable to the Purchaser.

5.2	Vendor's Conditions

The obligation of the Vendor to complete the sale of the Purchased Shares contemplated herein, is subject to the fulfilment of the following conditions precedent, unless waived in writing by the Vendor.

(a)

Purchaser’s Representations, Warranties and Covenants. At the Time of Closing, the Purchaser shall have executed, delivered and performed all agreements and documents on its part to be performed hereunder; all representations and warranties contained in Section Four shall be true at the Time of Closing, with the same effect as if made on and as of such date and the Purchaser shall deliver a Certificate executed as of the Time of Closing certifying that all representations and warranties of the Purchaser as contained herein are true and correct as of such date.

(b)

Approvals. At the Time of Closing, there shall have been obtained the written consents or approvals, in form and substance satisfactory to the Vendor, acting reasonably, of any governmental or regulatory agency or person whose consent to the transactions contemplated hereby is required, including, but without limitation, approval by the board of directors of the Purchaser.

(c)	Purchase Price. The Purchaser shall tender the Purchase Price payable by the Purchaser to the Vendor pursuant to Section 2.4 hereof.

(d)	Due Diligence. Completion by the Corporation of a satisfactory due diligence on the Purchaser.

(e)

No Litigation. At the Time of Closing, no litigation or proceeding shall be pending or threatened to restrain, set aside or invalidate the transactions contemplated by, or to obtain substantial damages in respect of, this Agreement or operation of the Business of the Purchaser.

(f)

Closing Documents. The Purchaser shall have executed and delivered to the Corporation and the Vendor all documents as the Corporation and the Vendor may reasonably request for the purposes of effecting the payment of the Purchase Price.

If any such conditions shall not be fulfilled or waived in writing by the Vendor at or prior to the Time of Closing, the Vendor may rescind this Agreement by written notice to the Purchaser and, in such event, the Purchaser, the Vendor and the Corporation shall be released from all obligations hereunder.

5.3	Rescission and Termination

(a)

Satisfaction of Conditions. All of the Parties covenant and agree with the other Parties to use all reasonable efforts until the Closing Date to take or refrain from taking any actions with the intent that the conditions precedent, as set forth in Section Five hereof, shall be satisfied and all covenants and agreements herein made by them shall have been performed. The Purchaser shall have the sole and exclusive right to terminate the transaction if the Closing has not occurred by March 31, 2014.

(b)

Consequences of Rescission. In the event this Agreement is rescinded and terminated pursuant to the provisions of Section 5.1 or Section 5.2 hereof, each Party shall be released from all obligations hereunder and each Party shall take all reasonable actions to return the other Parties to the position relative to the Purchase Shares which such Party occupied prior to the execution hereof.

SECTION SIX
INDEMNIFICATION

6.1	Mutual Indemnifications for Breaches of Warranties, Etc.

The Corporation and the Vendor hereby covenant and agree with the Purchaser and the Purchaser hereby covenants and agrees with the Corporation and the Vendor (the party or parties so covenanting and agreeing to indemnify another party or parties hereinafter in this Section referred to as the "Indemnifying Party" and the party or parties so to be indemnified being hereinafter called the "Indemnified Party") to indemnify and save harmless the Indemnified Party, effective as and from the Time of Closing, from and against any claims, demands, actions, causes of action, damages, loss, costs, liability or expense (hereinafter in this Section called "Claims") which may be made or brought against the indemnified Party and/or which it may suffer or incur as a result of, in respect of, or arising out of any nonfulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty or covenant of the Indemnifying Party contained herein or in any certificate or other document furnished by the Indemnifying Party pursuant hereto.

6.2	Liability Cap and Threshold

The Corporation and the Vendor will have no liability under Section 6.1 until the aggregate amount of all losses incurred by the Purchaser as a result of any breaches of the covenants, representations and warranties in this Agreement by the Corporation and the Vendor equals or exceeds Fifty Thousand ($50,000) Dollars (the “Indemnity Threshold”). Once the total of all

Claims with respect to any of such matters exceeds the Indemnity Threshold, the Purchaser shall be entitled to make an indemnity claim for all Claims that exceed the Indemnity Threshold but may not claim the amount of the Indemnity Threshold. The aggregate maximum amount that may be claimed by the Purchaser against the Corporation and the Vendor, is the amount of funds actually paid to the Vendor by the Purchaser pursuant to this Agreement.

SECTION SEVEN
CLOSING

7.1	Closing and Closing Date

The Closing of the sale and purchase herein contemplated shall take place at the offices of Sander van der Wissel in Calgary, Alberta, on the Closing Date or upon such earlier or later time and date as may be agreed upon between the Parties.

SECTION EIGHT
RECORDS

8.1	Access to Premises and Records

Up to and including the Closing Date, the Purchaser’s, the Vendor’s and the Corporation’s respective counsel, accountants, appraisers and other advisors shall have full and complete access, during normal business hours, to the premises, books, Documents and other records of the Corporation or the Purchaser, as the case may be, for the purpose of investigating the Business and affairs of the Corporation or the Purchaser.

SECTION NINE
GENERAL

9.1	Expenses

All Parties shall be responsible for their own legal and audit fees and other charges and expenses incurred in connection with the purchase and sale of the Purchased Shares, the preparation of this Agreement and all negotiations between the Parties.

9.2	Commissions, Etc.

The Corporation agrees to indemnify and save harmless the Purchaser from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who has acted for the Corporation or the Vendor in connection with the sale of the Purchased Shares.

9.3	Documents and Information Confidential

Until immediately after the Time of Closing, all Documents and information received by the Purchaser from the Vendor and the Corporation or vice versa, and their respective accountants and Counsel, shall be treated by the Purchaser or the Vendor, as the case may be, as confidential information and will not be disclosed to others by the Purchaser, except to its Counsel, accountants and bankers.

9.4	Time of the Essence

Time shall be of the essence of this Agreement.

9.5	Governing Law

This Agreement shall be construed in accordance with the laws of the Province of Alberta, and the parties hereto attorn to the courts of such jurisdiction.

9.6	Counterparts

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear the date as of the date above written.

10.7	Notices

Any notice required or permitted to be given by a Party to the other shall be given in writing and addressed:

(a)	if to the Corporation or the Vendor at:

Tero Oilfield Services Ltd.
c/o Van Der Wissel Law Firm
200, 638 – 11th Ave. S.W.
Calgary, Alberta T2S 0J7
Telephone: (403) 537-9935
Email: svanderwissel@vdwlaw.ca

(b)	if to Alta or Lithium at:

Alta Disposal Ltd.
Suite 300, 840 – 6 Avenue SW
Calgary, Alberta T2P 3E5
Attention: Alex Walsh, President
Telephone: (403) 930-1925
Email: aw@lithiumexplorationgroup.com

Any such notice shall be delivered, or mailed by prepaid registered post. Any notice delivered as aforesaid shall be deemed to have been received by the Party to which it is so delivered at the time on the date of its being so delivered. Any notice mailed as aforesaid shall be deemed to have been received by the Party to which it is so mailed on the third business day next following the time on the date of it being so mailed. Any Party may change its address for notice by giving notice to that effect.

10.8	Enurement

This Agreement shall enure to the benefit of the Parties, their respective heirs, successors and permitted assigns.

10.9	Further Assurances

The Vendor and the Corporation will from time to time, on and after the Closing Date, at the request and expense of the Purchaser, execute and deliver all such other additional instruments, notices, releases, acquittances and other documents and shall do all such other acts and things as may be reasonably necessary to more fully convey the Purchased Shares to the Purchaser.

10.10	Public Announcements

(a)

The Corporation and the Vendor acknowledge that, as the Purchaser is a wholly owned subsidiary of a reporting issuer, that the Purchaser and its parent company are required to give public disclosure with respect to the transaction contemplated by the Agreement and any ongoing matters with respect to the Corporation and the Corporation and the Vendor hereby consent to any such disclosure required to satisfy the Purchaser’s reporting requirements.

(b)

Notwithstanding the foregoing, the Parties may disclose any information required to be disclosed to any federal, provincial, state or local government or governmental agency or regulatory body, branch, board, agency or necessary to comply with relevant timely disclosure laws or the requirements of regulatory authorities, including stock exchange, having jurisdiction in respect of the securities of the Parties.

10.11	Severability

If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision shall, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other parties or circumstances. The Parties shall engage in good faith negotiations to replace any provision which is so restricted, prohibited or unenforceable with an unrestricted and enforceable provision, the economic effect of which comes as close as possible to that of the restricted, prohibited or unenforceable provision which it replaces.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date and year first above written.

Garry Hofmann

____

____
Witness

ALTA DISPOSAL LTD.

____
Per: Alexander Walsh, President

TERO OILFIELD SERVICES LTD.

____
Per: Garry Hofmann, President

SCHEDULE A

ASSETS, LANDS AND LEASES AND LEASE AGREEMENT

PART I – ASSETS OF THE CORPORATION

PART II – LANDS AND LEASES

PART III – LEASE AGREEMENT

TRAVERSE LANDGROUP LTD.
in your grasp

Surface Acquisition Report
Prepared for Tero Oilfield Services

Tero Cessford 11-32-024-12 W4M
Replacement Wellsite & Access Road

Tero File:	
Traverse File:	TO05-001
Lands Incurred:	NW 32-024-12 W4M
AFE No.:	

Registered Owner:	Marvin Christianson
Address:	Box 2, Comp. 08 Pollockville Ab T0J 1L0
Phone:	403-566-2154
Cell:	403-638-2154
Resides:	
Occupant:	N/A

G56 project description letter delivered:	
Land Use:	Cultivated
Date of Agreement:	April 28, 2005
Acquired on Option:	No
Option Expiry:	N/A
Option Payment:	$500.00

Construction Comments/Conditions:

NONE NOTED

Payment Information:

Acreage:	W/S:	3.067 AC
	A/R:	2.415 AC
	TOTAL:	5.482 AC

Annual Rental Has Increased to $2700.00

SCHEDULE B

ASSETS TO BE REMOVED BY VENDOR PRIOR TO CLOSING

	Description	Market Value

1.	2007 Hurricane Vac Unit – serial no. 1D9BV15267W048052	$35,000.00

2.	2000 Alta Fab 56 Ft. Skid Double Ended	$48,000.00

	Wellsite – serial no. 001256-S-3336-WSM-B

3.	2012 GMC Sierra – serial no. 3GTP2VE73CG229171	$14,000.00

4.	2000 Dex Stock Trailer – serial no. 2D9TL6275Y1053462	$1,500.00

5.	2007 H&H Speedloader Trailer – serial no. 4J6MX18237B088971	$750.00

6.	2008 S185 Skid Steer Loader (Bobcat) – serial no. 530321438	$21,000.00

7.	Plan 8610093 Block 3 Lot 1	$58,260.00

8.	Plan 8610093 Block 3 Lot 2	$103,360.00

9.	Plan 8610093 Block 3 Lot 3	$3,260.00

10.	Plan 8610093 Block 4 Lot 1	$3,660.00

11.	Plan 8610093 Block 4 Lot 2	$3,690.00

Total	$292,480.00

Plus GST	$14,624.00

Total with GST	$307,104.00

SCHEDULE C

THE CORPORATION’S FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2012 AND FEBRUARY 28, 2013.

TERO OILFIELD SERVICES LTD.

 Financial Statements

Year Ended September 30,2012

(Unaudited)

TERO OILFIELD SERVICES LTD.
Index to Financial Statements
Year Ended September 30,2012
(Unaudited)

6620 Crowchild Trail SW
Calgary, Alberta T3E 5R8
Telephone: (403) 217-5925
Facsimile: (403) 217-5934
Email: info@dlaUp.com
www.dlaUp.com

REVIEW ENGAGEMENT REPORT

To the Shareholders of Tero Oilfield Services Ltd.

We have reviewed the balance sheet of Tero Oilfield Services Ltd. (the "Company") as at September 30, 2012 and the statements of loss, retained earnings and cash flows for the year then ended. Our review was made in accordance with Canadian generally accepted standards for review engagements and, accordingly, consisted primarily of inquiry, analytical procedures and discussion related to information supplied to us by the Company.

A review does not constitute an audit and, consequently, we do not express an audit opinion on these financial statements.

Based on our review, nothing has come to our attention that causes us to believe that these financial statements are not, in all material respects, in accordance with Canadian accounting standards for private enterprises.

We draw attention to Note 2 to the financial statements which describes that Tero Oilfield Services Ltd. adopted Canadian accounting standards for private enterprises on October 1, 2011 with a transition date of October 1, 2010. These standards were applied retrospectively by management to the comparative information in these financial statements, including the balance sheets as at September 30, 2011 and October 1, 2010 and the statements of loss, retained earnings and cash flows for the year ended September 30, 2011 and related disclosures. We were not engaged to report on the restated comparative information, and as such, it is neither audited nor reviewed.

Calgary, AB
April3,2013

CHARTERED ACCOUNTANTS

1

TERO OILFIELD SERVICES LTD.
Balance Sheet
September 30,2012
(Unaudited)

	September 30	September 30	October 1
	2012	2011	2010

ASSETS
CURRENT
Cash and equivalents (Note 4)	$225,018	$191,163	$80,666
Accounts receivable	209,459	328,463	208,503
Accounts receivable from employees	18,380	15,321	6,023
Income taxes recoverable	-	-	9,246
Interest receivable	1,289	827	-
Goods and services tax recoverable	42		-
Prepaid expenses	9,060	10,264	10,805

	463,248	546,038	315,243

PROPERTY AND EQUIPMENT (Note 5)	715,695	652,174	773,699

	$1,178,943	$1,198,212	$1,088,942

See notes to financial statements
DAUNHEIMER LYNCH ANDERSON LLP	2

TERO OILFIELD SERVICES LTD.
Balance Sheet
September 30, 2012
(Unaudited)

	September 30	September 30	October 1
	2012	2011	2010

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities	$36,829	$51,153	$48,235
Income taxes payable	1,173	28,709	-
Current portion of long term debt	-	-	39,202
Goods and services tax payable	-	14,472	7,399
Employee deductions payable	-	2,132	2,146
Current portion of capital lease (Note 7)	19,436		24,409
	57,438	96,466	121,391

OBLIGATIONS UNDER CAPITAL LEASE (Note 7)	49,975	-	-
FUTURE INCOME TAXES	1,708	1,354	2,075
ASSET RETIREMENT OBLIGATION (Note 8)	220,074	205,237	191,401
	271,757	206,591	193,476
	329,195	303,057	314,867
SHAREHOLDERS' EQUITY
Share capital (Note 10)	10	10	10
Retained earnings	849,738	895,145	774,065
	849,748	895,155	774,075
	$1,178,943	$1,198,212	$1,088,942

CONTINGENT LIABILITY (Note 12)

ON BEHALF OF THE BOARD

____________________________Director

____________________________Director

See notes to financial statements
DAUNHEIMER LYNCH ANDERSON LLP	3

TERO OILFIELD SERVICES LTD.
Statement of Loss
Year Ended September 30,2012
(Unaudited)

	2012	2011

DISPOSAL WELL REVENUES	$844,124	$983,620

EXPENSES
Salaries and benefits	255,913	214,963
Repairs and maintenance	120,903	74,828
Solids disposals	112,435	171,059
Fuel and oil	72,807	55,513
Insurance	45,744	32,825
Utilities	37,469	45,782
Sub-contracts	23,832	26,838
Property taxes	11,324	11,700
Advertising and promotion	10,357	12,383
Office	9,869	6,888
Professional fees	9,550	9,634
Telephone	9,526	10,444
Interest and bank charges	6,159	8,943
Bad debts (recovery)	5,759	(3,176)
Travel	5,250	5,086
Interest on capital lease obligations	4,490	-
Business taxes and licences	2,946	4,293
Rental	2,700	2,700
Interest on long term debt	1,620	1,670
Accretion	14,837	13,836
Amortization	126 411	129,315

	889,901	835,524

INCOME (LOSS) FROM OPERATIONS	(45,777)	148,096

OTHER INCOME
Interest income	1,897	1,061
Loss on disposal of eqUipment	-	(89}

	1,897	972

INCOME (LOSS) BEFORE INCOME TAXES	(43,880}	149,068

INCOME TAXES
Current	1,173	28,709
Future (Recovery)	354	(721)

	1,527	27,988

NET INCOME (LOSS)	$(45,4071)	$121,080

See notes to financial statements
DAUNHEIMER LYNCH ANDERSON LLP	4

TERO OILFIELD SERVICES LTD.
Statement of Retained Earnings
Year Ended September 30,2012
(Unaudited)

	2012	2011

RETAINED EARNINGS - BEGINNING OF YEAR	$895,145	$774,065
NET INCOME (LOSS) FOR THE YEAR	(45,407)	121,080
RETAINED EARNINGS - END OF YEAR	$849,738	$895,145

See notes to financial statements
DAUNHEIMER LYNCH ANDERSON LLP	5

TERO OILFIELD SERVICES LTD.
Statement of Cash Flows
Year Ended September 30, 2012
(Unaudited)

	2012	2011

OPERATING ACTIVITIES
Net income (loss)	$(45,407)	$121,080
Items not affecting cash:
Amortization of property and equipment	126,411	129,315
Loss on disposal of equipment	-	89
Future income taxes	354	(721)
Accretion	14,837	13,836

	96,195	263,599

Changes in non-cash working capital:
Accounts receivable	119,004	(119,960)
Accounts receivable from employees	(3,059)	(9,298)
Interest receivable	(462)	(827)
Accounts payable and accrued liabilities	(14,320)	2,915
Income taxes payable	(27,536)	37,955
Prepaid expenses	1,204	541
GST payable (receivable)	(14,514)	7,073
Employee deductions payable	(2,132)	(14)

	58,185	(81 ,615)

Cash flow from operating activities	154,380	181,984

INVESTING ACTIVITY
Purchase of property and eqUipment	(105,579)	(7,876)

FINANCING ACTIVITIES
Repayment of long term debt	-	(39,202)
Repayment of obligations under capital lease	(14,946)	(24,409)

Cash flow used by financing activities	(14,946)	(63,611)

INCREASE IN CASH FLOW	33,855	110,497

Cash - beginning of year	191,163	80,666

CASH - END OF YEAR	$225,018	$191,163

CASH CONSISTS OF:
Cash	$-	$27,779
Term deposits	234,900	163,384
Bank indebtedness	(9,882)	-

	$225,018	$191,163

See notes to financial statements
DAUNHEIMER LYNCH ANDERSON LLP	6

TERO OILFIELD SERVICES LTD.
Notes to Financial Statements
Year Ended September 30,2012
(Unaudited)

1.	DESCRIPTION OF OPERATIONS

Tero Oilfield Services Ltd. is a privately owned company incorporated under the Alberta Business Corporations Act and operates a disposal well.

2.	FIRST TIME ADOPTION OF ACCOUNTING STANDARDS FOR PRIVATE ENTERPRISES

Effective October 1, 2011 the Company adopted the requirements of the Canadian Institute of Chartered Accountants (CICA) Handbook - Accounting, electing to adopt the new accounting framework: Canadian Accounting Standards for Private Enterprises (ASPE). These are the Company's first financial statements prepared in accordance with ASPE and the transitional provisions of Section 1500, First-time Adoption have been applied. Section 1500 requires retrospective application of the accounting standards with certain elective exemptions and limited retrospective exceptions. The accounting policies set out in the significant accounting policy note have been applied in preparing the financial statements for the year ended September 30,2012, the comparative information for the year ended September 30, 2011 and the opening ASPE balance sheet at October 1, 2010 (the Company's date of transition).

The Company has made elective exemptions permissible under Section 1500, First Time Adoption as noted below with respect to the balance sheet at the date of transition and the comparative statements of income, retained earnings and cash flows. The Company has elected to:

•
Not retrospectively apply Section 3840, Related Party Transactions for related party transactions that occurred prior to the date of transition. Accordingly, there is no adjustment to the assets or liabilities recognized in a previous related party transaction. Applying this elective exemption has resulted in no change to assets, liabilities and equity accounts at the date of transition.

•
Not retrospectively apply Section 3856, Financial Instruments for non-derivative financial instruments if the financial asset or financial liability has been derecognized prior to the date of transition. Accordingly, there is no adjustment to the assets or liabilities recognized in previous transactions involving a non-derivative financial instrument that does not exist at the date of transition. Applying this elective exemption has resulted in no change to assets, liabilities and equity accounts at the date of transition.

•
Not retrospectively apply Section 3110, Asset Retirement Obligation Transactions for asset retirement obligation transactions that occurred prior to the date of transition. Accordingly, there is no adjustment to the assets or liabilities recognized in a previous asset retirement obligation transaction. Applying this elective exemption has resulted in no change to assets, liabilities and equity accounts at the date of transition.

The Company issued financial statements for the year ended September, 2011 using generally accepted accounting prinCiples prescribed by CICA Handbook - Accounting XFI. The adoption of ASPE had no impact on the previously reported assets, liabilities and equity of the Company, and accordingly, no adjustments have been recorded in the comparative balance sheet, income statement, statement of retained earnings and cash flow statement Certain of the Company's disclosures included in these financial statements reflect the new disclosure requirements of ASPE.

DAUNHEIMER LYNCH ANDERSON LLP	7

TERO OILFIELD SERVICES LTD.
Notes to Financial Statements
Year Ended September 30,2012
(Unaudited)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements were prepared in accordance with Canadian accounting standards for private enterprises.

Financial instruments policy

Measurement of financial instruments

The Company initially measures its financial assets and liabilities at fair value, except for certain non-arm's length transactions.

The Company subsequently measures all its financial assets and financial liabilities at amortized cost, except for investments in equity instruments that are quoted in an active market, which are measured at fair value. Changes in fair value are recognized in net income.

Financial assets measured at amortized cost include accounts receivable, payroll advances and interest receivable.

Financial liabilities measured at amortized cost include bank indebtedness, accounts payable and accrued liabilities and capital leases.

Impairment

Financial assets measured at amortized cost are tested for impairment when there are indicators of impairment. The amount of the write-down is recognized in net income. Previously recognized impairment losses may be reversed to the extent of the improvement, directly or by adjusting the allowance account, provided it is no greater than the amount that would have been reported at the date of the reversal had the impairment not been recognized previously. The amount of the reversal is recognized in net income.

Cash equivalents

Cash equivalents includes short term investments in cashable Guaranteed Investment Certificates with a major chartered bank and are valued at cost plus accrued interest.

The Company also considers their bank indebtedness to be a cash equivalent as it is an integral part of the cash management of the Company.

Accounts receivable and allowance for doubtful accounts

Management reviews its accounts receivable annually to determine if any of the accounts outstanding at the year end are uncollectable. Those accounts specifically identified as un collectable are recorded as bad debts and included in the allowance for doubtful accounts. In the event that any of the accounts are subsequently collected they are recorded. as bad debts recovered in the year they are received.

(continues)

DAUNHEIMER LYNCH ANDERSON LLP	8

TERO OILFIELD SERVICES LTO.
Notes to Financial Statements
Year Ended September 30, 2012
(Unaudited)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Equipment

Equipment is stated at cost less accumulated amortization. Amortization is provided at various rates designed to amortize the assets over their estimated useful lives. The amortization rates are as follows:

Buildings	4%	declining balance method
Equipment	20 - 25%	declining balance method
Contractors moveable	30%	declining balance method
Computer equipment	30%	declining balance method
Disposal well	10%	declining balance method

Only one half of these rates is used in the year of acquisition. No amortization is taken in the year of disposal. The Company regularly reviews its property and equipment to eliminate obsolete items.

Leases

A lease that transfers substantially all of the benefits and risks of ownership is classified as a capital lease. At the inception of a capital lease, an asset and a payment obligation are recorded at an amount equal to the lesser of the present value of the minimum lease payments and the property's fair market value. Assets under capital leases are amortized on a declining balance over their estimated useful lives. All other leases are accounted for as operating leases and rental payments are expensed as incurred.

Measurement uncertainty

When preparing financial statements according to Canadian accounting standards for private enterprises, management makes estimates and assumptions relating to:

•	reported amounts of revenues and expenses

•	reported amounts of assets and liabilities

•	disclosure of contingent assets and liabilities.

Estimates are based on a number of factors including historical experience, current events and actions that the Company may undertake in the future, and other assumptions that management believes are reasonable under the circumstances. By their nature, these estimates are subject to measurement uncertainty and actual results could differ. In particular, estimates are used in accounting for certain items such as revenues, allowance for doubtful accounts, useful lives of capital assets, asset impairments, asset retirement obligation, legal and tax contingencies and income taxes.

(continues)

DAUNHEIMER LYNCH ANDERSON LLP	9

TERO OILFIELD SERVICES LTD.
Notes to Financial Statements
Year Ended September 30, 2012
(Unaudited)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Future income taxes

Income taxes are reported using the tax liability method, as follows: current income tax expense is the estimated income taxes payable for the current year after any refunds or the use of losses incurred in previous years, and future income taxes reflect:

•	the temporary differences between the carrying amounts of assets and liabilities for accounting purposes and the amounts used for tax purposes;

•	the benefit of unutilized tax losses that will more likely than not be realized and carried forward to future years to reduce income taxes .

Future income taxes are estimated using the rates enacted by tax law and those substantively enacted for the years in which future income taxes assets are likely to be realized, or future income tax liabilities settled. The effect of a change in tax rates on future income tax assets and liabilities is included in earnings in the period when the change is substantively enacted.

Asset retirement obligation

The liability for the fair value of environmental and site restoration obligations is recorded when the obligations are incurred and the fair value can be reasonably estimated. The obligations are normally incurred at the time the related assets are brought into production. The fair value of the obligation is based on the estimated cash flows required to settle the obligations discounted using an estimate of the Company's finanCing rate. The fair value of the obligations is recorded as a liability with the same amount recorded as an increase in capitalized costs. The amounts included in capitalized costs are amortized using an amortization rate of 10%. The liability is adjusted for accretion expense representing the increase in the fair value of the obligations due to the passage of time.

Revenue recognition

The Company recognizes revenues when they are earned, specifically when all the following conditions are met:

•	services are provided or products are delivered to customers

•	there is clear evidence that an arrangement exists

•	amounts are fixed or can be determined

•	the ability to collect is reasonably assured.

4.	CASH AND EQUIVALENTS

	2012	2011

Bank Indebtedness	$(9,882)	$-
Cash	-	27,779
Short term investments	234,900	163,384

	$225,018	$191,163

DAUNHEIMER LYNCH ANDERSON LLP	10

TERO OILFIELD SERVICES LTD.
Notes to Financial Statements
Year Ended September 30,2012
(Unaudited)

5.	PROPERTY AND EQUIPMENT

			2012	2011
	Cost	Accumulated	Net book	Net book
		amortization	value	value

Land	$36,120	$-	$36,120	$36,120
Buildings	159,385	55,538	103,847	108,174
Equipment	1,060,748	839,004	221,744	210,461
Contractors moveable	443,628	280,128	163,500	85,286
Computer equipment	5,409	3,884	1,525	2,178
Disposal well	554,512	365,553	188,959	209,955

	$2,259,802	$1,544,107	$715,695	$652,174

Included in contractors moveable equipment are assets under capital lease with a cost of $84,356 and a net a book value $71 ,703. Amortization expense includes an amount for the amortization of assets under capital lease in the amount of $12,653.

6 .	BANK INDEBTEDNESS

The Company has available a revolving demand bank loan to a maximum of $400,000 (2011 -$400,000), which is due on demand, subject to an annual review and bears interest at a chartered bank's prime rate plus 0.5% (2011 - 0.5%) per annum. Security for the operating loan is as follows:

- general security agreement;
- limited liability guarantee from the corporate shareholder limited to $1,000,000;
- assignment and postponement of claim from the corporate shareholder.

Under its Demand Operating Facility Agreement the Company must meet the following ratio: Maintain a debt service ratio of not less than 1.25:1 at the end of each fiscal year. As of September 30, 2012 the ratio was in compliance.

DAUNHEIMER LYNCH ANDERSON LLP	11

TERO OILFIELD SERVICES LTD.
Notes to Financial Statements
Year Ended September 30, 2012
(Unaudited)

7.	OBLIGATIONS UNDER CAPITAL LEASE

	2012	2011

Capital lease obligation bears interest at 5.76% per annum and is repayable in monthly blended payments of $1,620. The loan matures on August 25, 2016 and is secured by equipment having a net book value of $71 ,703.	$69,411	$-
Amounts payable within one year	(19,436)	-

	$49,975	$-

Future minimum capital lease payments are approximately:

2013	$19,436
2014	19,436
2015	19,436
2016	19,636
Total minimum lease payments	77,944
Less: amount representing interest at 5.79%	8,533
Present value of minimum lease payments	69,411
Less: current portion	19,436
$49,975

8.	ASSET RETIREMENT OBLIGATION

	2012	2011
Asset retirement obligation, beginning of year	$205,237	$191,401
Accretion expense	14,837	13,836
Asset retirement obligation, end of year	$220,074	$205,237

As at September 30, 2012, the estimated total undiscounted amount required to settle the asset retirement obligation was $220,074 (2011 - $205,237) and these costs are expected to be settled over the useful life of the underlying asset, which is currently determined to be 7 - 10 years. The estimated cash flow has been discounted at a credit-adjusted risk free rate of7.0% per annum.

In accordance with provincial regulations, $220,074 (2011 - $205,237) in letters of credit have been issued by the Company's bank in favour of a provincial authority.

DAUNHEIMER LYNCH ANDERSON LLP	12

TERO OILFIELD SERVICES LTD.
Notes to Financial Statements
Year Ended September 30,2012
(Unaudited)

9.	RELATED PARTY TRANSACTIONS

During the year the Company entered into the following transactions:

The Company incurred expenses from companies, related by way of common shareholders and/or common management, in the amount of $28,432 (2011 - $19,501).

The Company has provided a loan guarantee to the Corporate shareholder's bank and no fee has been charged for this guarantee.

The Corporate shareholder has provided a loan guarantee to the Company's bank and has not charged a fee for this guarantee.

The related party transactions are recorded at the exchange amount which is the amount of consideration established and agreed to by the parties.

10.	SHARE CAPITAL

		2012	2011

Authorized:
Unlimited	Class "A" Common Voting shares
Unlimited	Class "8" Common Voting shares
Unlimited	Class "C" Common Voting shares
Unlimited	Class "0" Common Voting shares
Unlimited	Class "E" Common Non-voting shares
Unlimited	Class "F" Preferred Non-voting shares

Issued:
50	Class A Common shares	$5	$5
50	Class 8 Common shares	5	5

		$10	$10

DAUNHEIMER LYNCH ANDERSON LLP	13

TERO OILFIELD SERViCES LTD.
Notes to Financial Statements
Year Ended September 30,2012
(Unaudited)

11	FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, short term investments, accounts receivable, accounts payable and accrued liabilities, long-term debt and obligations under capital lease. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Credit Risk

Credit risk arises from the potential that a counter party will fail to perform its obligations. The Company is exposed to credit risk from customers. In order to reduce its credit risk, the Company has adopted credit pOlicies which include the analysis of the financial position of its customers and the regular review of their credit limits. An allowance for doubtful accounts is established based upon factors surrounding the credit risk of speCific acounts, historical trends and other information.

Interest Rate

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal financing activities. The Company is exposed to interest rate risk primarily through its floating interest rate bank indebtedness and credit facilities.

12.	CONTINGENT LIABILITY

The Company is contingently liable for a guarantee provided to the bank of the Corporate Shareholder. The guarantee is in the amount of $350,000 and is supported by a general security agreement covering aI/ property and a floating charge on land. It is not possible to determine the amount of the liability, if any that may result from the obligation of the Company to make repayments. The Company does not have any recourse from these guarantees if this loan guarantee is exercised. Any losses resulting from these guarantees will be charged against earnings in the year incurred. No liability has been accrued as no payments are expected to be made at this time.

13.	NON-CASH TRANSACTIONS

During the year, equipment costing $84,356 (2011 - $Nil) was acquired through a capital lease.

14.	SUBSEQUENT EVENTS

The following events occurred subsequent to the fiscal year end:

Redemption of shares

On March 1,2013, the Company redeemed 50 Class A common shares for a total consideration of $800,000. The consideration given was $300,000 cash and a $500,000 promissory note for a 5 year term bearing interest at 2% per annum.

Sale of Property

On March 2, 2013, the Company sold some of its land and buildings for $170,000 to the shareholder and a relative of the shareholder.

DAUNHEIMER LYNCH ANDERSON LLP	14

TERO OILFIELD SERVICES LTD.
Notes to Financial Statements
Year Ended September 30, 2012
(Unaudited)

15.	COMPARATIVE FIGURES

Some of the comparative figures have been reclassified to conform to the current year's presentation.

DAUNHEIMER LYNCH ANDERSON LLP	15

 TERO OILFIELD SERVICES LTO.
Financial Statements
Five Month Period Ended February 28, 2013
(Unaudited - See Notice To Reader)

6620 Crowchild Trail SW
Calgary, Alberta T3E 5R8
Telephone: (403) 217-5925
Facsimile: (403) 217-5934
Email: info@dlallp.com
www.dlallp.com

NOTICE TO READER

On the basis of information provided by management, we have compiled the balance sheet of Tero Oilfield Services Ltd. as at February 28, 2013 and the statement of income and retained earnings for the five month period then ended.

We have not performed an audit or a review engagement in respect of these financial statements and, accordingly, we express no assurance thereon.

Readers are cautioned that these statements may not be appropriate for their purposes.

Calgary, AS
June 25, 2013

CHARTERED ACCOUNTANTS

1

TERO OILFIELD SERVICES LTO.
Balance Sheet
February 28, 2013
(Unaudited - See Notice To Reader)

	February 28	September 30
	2013	2012

ASSETS
CURRENT
Cash	$44,700	$-
Term deposits	69,285	234,900
Accounts receivable	221,670	209,459
Accounts receivable from employees	17,523	18,380
Interest receivable	497	1,289
Goods and services tax recoverable	-	42
Prepaid expenses	-	9,060
Deposit on share repurchase	300,000	-

	653,675	473,130

PROPERTY AND EQUIPMENT (Net of accumulated amortization)	664,591	715,695

	$1,318,286	$1,188,825

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Bank indebtedness	$-	$9,882
Accounts payable and accrued liabilities	30,149	36,829
Income taxes payable	10,733	1,173
Goods and services tax payable	2,065	-
Due to shareholder	100,000	-
Current portion of capital lease	16,220	19,436

	159,167	67,320

OBLIGATIONS UNDER CAPITAL LEASE	46,704	49,975

FUTURE INCOME TAXES	-	1,708

ASSET RETIREMENT OBLIGATION	-	220,074

	46,704	271,757

	205,871	339,077

SHAREHOLDERS' EQUITY
Share capital	10	10
Retained earnings	1,112,385	849,738

	1,112,395	849,748

	$1,318,266	$1,188,825

DAUNHEIMER LYNCH ANDERSON LLP	2

TERO OILFIELD SERVICES LTO.
Statement of Income and Retained Earnings
Five Month Period Ended February 28, 2013
(Unaudited - See Notice To Reader)

	February2B	September 30
	2013	2012
	(5 months)

DISPOSAL WELL REVENUES	$415,394	$844,124

EXPENSES
Salaries and benefits	121,747	255,913
Sub-contracts	42,341	23,832
Repairs and maintenance	35,451	120,903
Solids disposals	31,289	112,435
Utilities	22,143	37,469
Insurance	17,000	45,744
Fuel and oil	12,511	72,807
Advertising and promotion	7,091	10,357
Telephone	5,949	9,526
Professional fees	5,000	9,550
Office	3,043	9,869
Rental	2,700	2,700
Business taxes and licences	1,796	2,946
Travel	1,660	5,250
Interest on capital lease obligations	1,612	4,490
Interest on long term debt	1,345	1,620
Property taxes	1,341	11,324
Interest and bank charges	813	6,159
Bad debts	-	5,759
Amortization	51,104	126,411
Accretion	-	14,837

	365,936	889,901

INCOME (LOSS) FROM OPERATIONS	49,458	(45,l77)

OTHER INCOME
Asset retirement obligation recovery	220,074	-
Interest income	967	1,897
	221,041	1,897

INCOME (LOSS) BEFORE INCOME TAXES	270,499	(43,880}

INCOME TAXES
Current	9,560	1,173
Future	(1,708)	354

	7,852	1,527

NET INCOME (LOSS)	262,647	(45,407)

RETAINED EARNINGS - BEGINNING OF PERIOD	849,738	895,145

RETAINED EARNINGS - END OF PERIOD	$1,112,385	$849,738

DAUNHEIMER LYNCH ANDERSON LLP	3

SCHEDULE D

LIABILITIES OF THE CORPORATION

As at the Closing Date, Tero has the following material liabilities:

1.	Promissory Note to Smith Holdings Group Ltd. in the amount of $500,000.
2.	LLR liability to Energy Department of Alberta in the amount of $270,000 which is secured by an LC.

SCHEDULE E

THE CORPORATION’S PERSONNEL LIST

1.	Garry Hofmann

2.	Natel Hofmann

3.	Timothy Lewandoski

4.	Mickey Barca

5.	John Beute

SCHEDULE F

THE CORPORATION’S BANK ACCOUNTS

Royal Bank of Canada chequing account: Transit # 01439, Account #1012970

Royal Bank of Canada business loan (line of credit): Account # 03009-82525387-001